                                March 18, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                          SEQUUS Pharmaceuticals, Inc.
         Registration Statement on Form 8-A Filed on February 6, 1997
         ------------------------------------------------------------

Ladies/Gentlemen:

        SEQUUS Pharmaceuticals, Inc. hereby requests withdrawal of the above-referenced Registration Statement on Form 8-A (the "Registration Statement") filed pursuant to 12(g) of the Securities Exchange Act of 1934.

        Please contact Richard Friedman of Heller Ehrman White & McAuliffe at
(415) 324-7140 if you have any questions regarding the withdrawal of the Registration Statement.


                                        Very truly yours,


                                        SEQUUS Pharmaceuticals, Inc.


                                        /s/ L. Scott Minick

                                        L. Scott Minick
                                        President


cc:  Robert Osberger
     Nasdaq Stock Market
     Richard Friedman, Esq.